SUPPLEMENT TO PARTICIPATION AGREEMENT
                (as amended and supplemented from time to time)

                                     AMONG

                      DWS VARIABLE SERIES II ("DWSVS II")
                  DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC.
                         DWS SCUDDER DISTRIBUTORS, INC.

                                      AND

                 THE INSURANCE COMPANY EXECUTING THIS DOCUMENT



The parties hereto agree that the Participation Agreement is amended to add the following additional Designated Portfolio(s) for such Separate Accounts and Contracts as may be necessary or appropriate in connection with pending reorganization(s) related thereto.

Acquired Portfolio                          Surviving Portfolio to be          Class
Currently a Designated                      Added as a Designated
Portfolio                                   Portfolio

Money Market VIP, a series                  DWS Money Market VIP, a            A
of DWS Variable  Series I                   series of DWSVS II


IN WITNESS WHEREOF, each of the parties has caused this Supplement to be executed as of this 1st day of October, 2006.



Charter National Life Insurance              Deutsche Investment Management
Company                                      Americas, Inc

By: /s/ Timothy Vander Pas                   By: /s/
    -----------------------
    Timothy Vander Pas
    Title:  AVP                              Title: Director


DWS Variable Series II                       DWS Scudder Distributors, Inc.

By: /s/                                      By: /s/

Title: Vice President                        Title Assistant Secretary